Exhibit 10.6

May 28, 2025

Hanseung Kang

Re: Additional Benefits
Dear Robert,
Notwithstanding anything in your June 1, 2025 employment agreement with Coupang, Inc. (“Agreement”) or your June 1, 2025 Interim Assignment Letter with Coupang Corp. (“Assignment”), we are pleased to offer you the following additional benefits beginning June 1, 2025 with the understanding that your Assignment is anticipated to end by August 1, 2025, once you receive work authorization in the United States.
•During your Assignment, you will continue to have the support of an executive administrative assistant
•During your Assignment, you will continue to receive car and driver support
•During your Assignment, you will continue to receive your fitness membership support
•Throughout your employment under the Agreement, you will continue to receive the Company paid annual health checkup in Korea
•As part of your employment under the Agreement, the company will pay reasonable expenses for an initial tax consultation in your year of transfer to understand the tax impacts of immigration and United States work status considerations
•After relocation to the United States under the Agreement, you will receive annual home leave support in the form of one round trip Business Class airfare from your work location to Seoul, Korea for yourself and your spouse
This benefits letter shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving regard to the conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of litigating any dispute related to enforcement of this Letter, relating to it, or arising from it, the parties submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Delaware, and no other courts.
The terms of this letter are strictly confidential. Should you have questions in respect of the content of this letter, please do not hesitate to contact the Company’s Human Resources department.

Sincerely,

Coupang, Inc.

By:	/s/ Harold Rogers

Harold Rogers
General Counsel and Chief Administrative Officer